EXHIBIT 99.5

                  (Speedway logo appears here)

                              PRESS CONTACT:  Jerry Gappens (704) 455-3209
                              FINANCIAL CONTACT: Lauri E. Wilks (704) 455-3299
                                                 -- For Immediate Release

            SPEEDWAY MOTORSPORTS NEW SEARS POINT RACEWAY OPERATOR

CONCORD, N.C. (Nov. 13, 1996) -- Speedway Motorsports, Inc. (NYSE:TRK), is the new operator of Sears Point Raceway, a multi-use motorsports complex located in Sonoma, Calif.
    O. Bruton Smith, Chairman of Speedway Motorsports, Inc., and Skip Berg, chairman of Brenda Raceway Corporation, owner of Sears Point Raceway, made the announcement today.

    Speedway Motorsports has agreed to purchase certain tangible and intangible assets of the company along with a long-term lease for the facility's real property. As part of the agreement, Speedway Motorsports may exercise a purchase option for the real property, which includes approximately 800 acres of land and permanent structures, after three years.

    Smith expects no major changes in the daily operation of the facility or movement of any major events on its schedule. Current track president Steve Page will continue in that capacity.

    Located a few miles northwest of San Francisco in the heart of California wine country and in the nation's fifth largest consumer market, Sears Point Raceway is one of the most active motorsports complexes in the world. The facility features a 2.52-mile, 12-turn road course, which is the site of an annual NASCAR Winston Cup race, and a 1/4-mile drag strip.

   "We are delighted to add Sears Point Raceway to our company portfolio," said Smith. "This is a very important market for motorsports' continued growth and we are excited our company will have the opportunity to conduct business here, and we are determined to help NASCAR racing grow in California."

   Opening in 1968, Sears Point Raceway hosted its first professional race in September 1969. Early events included USAC Indy cars, NHRA drag racing, SCCA Trans Am, IMSA GT, AMA motorcycles and AMA motorcross.

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   In 1980 the name was changed to Golden State Raceway, but was changed back to Sears Point International Raceway after one year. Later, the "International" was dropped from the name.

   An NHRA national event was added in 1988, and an annual NASCAR Winston Cup date was added in 1989. Other major events includes IMSA sports cars, AMA motorcycles, NASCAR trucks and major vintage race meets.

   Similar to SMI's Charlotte Motor Speedway, Sears Point is booked with a number of non-racing events, including driving schools, motion picture filming, commercial shoots, automobile testing, ride and drives and other activities.

   The facility includes an industrial park, which features 160,000 square feet of rental space. The space is fully leased to 75 automotive-related companies.

   "I think this is truly one of the world's greatest road courses," said Smith. "Naturally, based on our track record, I think we can make improvements to the facility that hopefully Northern California fans will appreciate. Plans are underway to continue upgrading the facility with additional seating and other amenities found at Speedway Motorsports, Inc., facilities."

   Speedway Motorsports, a New York Stock Exchange listed company and owner and operator of Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Texas International Raceway and 600 Racing, is a leading marketer and promoter of motorsports entertainment in the United States.

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EDITORS' NOTE: A taped audio transcript of the teleconference regarding this announcement is available (through 7 p.m. (EST) Friday, Nov. 15) by calling 1-800-696-1563. Ask for the Speedway Motorsports conference and enter confirmation number 152589.

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                                (Speedway logo appears here)

                                  SPEEDWAY MOTORSPORTS, INC.
                                 ----------------------------
                      ATLANTA, BRISTOL, CHARLOTTE & TEXAS MOTOR SPEEDWAYS
                                            600 RACING
                              P.O. BOX 600, CONCORD, NC 28026-0600
                                704-455-3239  704-455-2547 FAX
                                  http: www.raceshop.com(.)

                                  Speedway Motorsports, Inc.
                                  History of Company Expansion

February 1995 - Started trading as public company on the New York Stock Exchange with ownership of Atlanta Motor Speedway, Charlotte Motor Speedway, and planned development and construction of Texas International Raceway and 600 Racing, Inc.

May 1995 - Acquired 50 percent ownership of North Wilkesboro Speedway in North Carolina from the Combs family. It is a .625-mile short track speedway that hosts various events, including two NASCAR Winston Cup races. For 1997, the two NASCAR Winston Cup dates have been moved to SMI's Texas International Raceway in April and to the privately-owned New Hampshire Speedway.

January 1996 - Purchased Bristol International Raceway in Bristol, Tenn., from speedway owner-founder Larry Carrier. One of the most successful short tracks in the country, the .533-mile oval hosts two of the most exciting NASCAR Winston Cup races on the schedule. Renamed facility Bristol Motor Speedway and announced expansion plans to take seating capacity to approximately 130,000 by August 1997.

July 1996 - Purchased Bristol International Dragway from owner Rick Ruth. The facility, located next to Bristol Motor Speedway, was purchased for strategic operation and use of land to accommodate long-term capital improvements for the overall facility.

October 1996 - Signed a joint management and development agreement with Quad-Cities International Raceway Park. The planned multi-use facility, which includes a 1.5-mile superspeedway, is located in northwest Illinois. The agreement grants Speedway Motorsports the option to purchase up to 40 percent equity ownership in the facility.

November 1996 - Purchased Sears Point Raceway in Sonoma, California. Sears Point Raceway is a multi-use facility, which features a 2.52-mile road course with a variety of events, including one NASCAR Winston Cup race each year.
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